UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a‑101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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BRIDGEWATER BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3800 American Boulevard West, Suite 100

Bloomington, Minnesota 55431

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 28, 2020

To the shareholders of Bridgewater Bancshares, Inc.:

The annual meeting of the shareholders of Bridgewater Bancshares, Inc.,  a Minnesota corporation, will be held online at www.virtualshareholdermeeting.com/BWB2020, on Tuesday, April 28, 2020, at 2:00 p.m., Central Time, for the following purposes:

1.	to elect the three nominees named in the accompanying proxy statement to serve as Class II directors, each for a term expiring at the 2023 annual meeting of shareholders;
2.	to ratify the appointment of CliftonLarsonAllen LLP as our independent registered public accounting firm for the year ending December 31, 2020; and
3.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

There will not be a physical meeting at the Company’s principal executive offices. You will be able to attend the meeting online, vote your shares electronically, and submit your questions during the meeting by visiting: www.virtualshareholdermeeting.com/BWB2020. We are not aware of any other business to come before the annual meeting.  The board of directors has fixed the close of business on March 3, 2020, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. If there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed to permit our further solicitation of proxies.

By order of the Board of Directors,

Jerry Baack
Chairman, Chief Executive Officer and President
Bloomington, Minnesota
March 18, 2020

YOUR VOTE IS IMPORTANT. PLEASE EXERCISE YOUR SHAREHOLDER RIGHT TO VOTE,
REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

BRIDGEWATER BANCSHARES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 28,  2020

These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board”) of Bridgewater Bancshares, Inc. (the “Company”) of proxies to be used at the 2020 annual meeting of shareholders of the Company, to be held virtually on Tuesday, April 28, 2020, at 2:00 p.m., Central Time, and at any adjournments or postponements of such meeting. There will not be a physical meeting at the Company’s principal executive offices. You will be able to attend the meeting online, vote your shares electronically, and submit your questions during the meeting by visiting: www.virtualshareholdermeeting.com/BWB2020.  A complete list of the shareholders entitled to vote at the 2020 annual meeting of shareholders is kept on file at the Company’s principal executive offices, located at 3800 American Boulevard West, Suite 100, Bloomington, Minnesota 55431.

The Company is a Minnesota corporation and a registered financial holding company, which owns all of the issued and outstanding capital stock of Bridgewater Bank, a Minnesota state-chartered bank (the “Bank”).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 28,  2020:

Our proxy statement and 2019 annual report on Form 10‑K are available online at https://materials.proxyvote.com/108621.

QUESTIONS AND ANSWERS

The following is information regarding the meeting and the voting process, presented in a question and answer format.

Why did I receive the proxy materials?

You received the proxy materials because you owned shares of our common stock on March 3, 2020, the record date for the annual meeting. This proxy statement describes the matters that will be presented for consideration by the shareholders at the meeting. It also gives you information concerning those matters to assist you in making an informed decision.

What matters will be voted on at the meeting?

You are being asked to vote on: (i) the election of the three nominees named in this proxy statement to serve as Class II directors, each for a term expiring at the 2023 annual meeting of shareholders; and (ii) the ratification of the appointment of CliftonLarsonAllen LLP as our independent registered public accounting firm for the year ending December 31, 2020.  These matters are more fully described in this proxy statement.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares “FOR” the election of each of the director nominees named in this proxy statement and “FOR” the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2020.

How do I vote?

Shareholders of Record.  If you are a shareholder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. Voting instructions are provided on the proxy card contained in the proxy materials.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name (that is, if you hold your shares through a bank, broker or other holder of record), you must provide your voting instructions in accordance with the voting instruction form provided by your bank, broker or other holder of record, who will then vote your shares on your behalf. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:  (i) indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board; or (ii) sign and return a proxy card without giving specific voting instructions; then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their judgment with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non‑vote.”

At the meeting, the election of directors is considered a  non‑routine matter, but the ratification of the appointment of our independent registered public accounting firm is considered a routine matter.

What options do I have in voting on each of the proposals?

You may vote “FOR” or withhold your vote with respect to the election of each director nominee. You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification of the appointment of our independent registered public accounting firm, and any other proposal that may properly be brought before the meeting.

How many votes may I cast?

You are entitled to cast one vote for each share of stock you owned on the record date.

What is the quorum required for each matter?

The holders of a majority of the outstanding shares of the Company entitled to vote on each matter represented in person or by proxy will constitute a quorum for purposes of such matter at the meeting.  If less than a majority of the outstanding shares are represented at the meeting, a majority of the shares represented may adjourn the meeting at any time.

On March 3, 2020, the record date, there were 28,945,324 shares of common stock issued and outstanding. Therefore, at least 14,472,663 shares need to be represented in order to constitute a quorum.

Broker non-votes will count for purposes of determining whether or not a quorum is present since a routine matter (the ratification of the appointment of our independent registered public accounting firm) is on the proxy ballot.  Similarly, abstentions will be considered in determining the presence of a quorum.

How many votes are needed for approval of each proposal?

With respect to the election of directors, the three individuals receiving the highest number of votes cast “FOR” their election will be elected as directors of the Company to serve until the Company’s 2023 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation or removal. In an uncontested election, all director-nominees will be elected if they receive at least one vote.  As a result, abstentions and broker non-votes, if any, will not affect the outcome of the election.

With respect to the ratification of the appointment of our independent registered public accounting firm, if a majority of the voting power of the shares of common stock present and entitled to vote are voted “FOR” the approval of the proposal,  then the proposal will be approved.

How are abstentions and broker non-votes treated?

With respect to the election of directors, abstentions and broker non-votes will not affect the outcome of the election.

With respect to the ratification of the appointment of our independent registered public accounting firm, an abstention will have the effect of a vote “AGAINST” the approval of the proposal. A broker non-vote will not be treated as entitled to vote on this proposal, and therefore will not have an effect on the proposal.

In order to minimize the number of broker non‑votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time prior to the taking of the vote at the meeting. Prior to the applicable cutoff time, you may change your vote using the methods described in the proxy card. You may also revoke your proxy and change your vote by signing and returning a new proxy card dated as of a later date, or by attending the virtual meeting and voting online. However, your attendance at the virtual meeting will not automatically revoke your proxy unless you properly vote at the virtual meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s secretary at 3800 American Boulevard West, Suite 100, Bloomington, Minnesota 55431, prior to the meeting.

What happens if a nominee is unable to stand for election?

The Board may, by resolution, designate a substitute nominee.  Shares represented by proxies may be voted for a substitute nominee.  Proxies cannot be voted for more than three nominees.  The Board has no reason to believe any nominee will be unable to stand for election.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the meeting.  The voting results will also be disclosed in a Current Report on Form 8‑K that we will file with the Securities and Exchange Commission within four business days after the annual meeting.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies.  In addition to solicitations by mail, officers, directors or employees of the Company or its subsidiaries may solicit proxies in person or by telephone.  These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

How can multiple shareholders sharing the same address request to receive only one set of proxy materials and other investor communications?

You may elect to receive future proxy materials, as well as other investor communications, in a single package per address. This practice, known as “householding,” is designed to reduce our paper use and printing and postage costs. To make the election, please indicate on your proxy card under “Householding Election” your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent or request separate copies of our proxy materials by contacting the Company’s secretary at 3800 American Boulevard West, Suite 100, Bloomington, Minnesota 55431 or (952) 893‑6868. We will start sending you individual copies of proxy materials and other investor communications following receipt of your revocation.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the annual meeting, our shareholders will be entitled to elect three Class II directors for a term expiring at the 2023 annual meeting of shareholders. The Company’s directors are divided into three classes having staggered terms of three years. As described further below, each of the three nominees for election as Class II directors are incumbent directors. All of the nominees have consented to serving as a nominee and serving on the Board, if elected, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to vote for another nominee when voting at the meeting. With respect to the election of directors, the three nominees receiving the highest number of votes cast “FOR” their election will be elected as directors of the Company to serve until the Company’s 2023 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation or removal. In an uncontested election, all director-nominees will be elected if they receive at least one vote. As a result, abstentions and broker non-votes, if any, will not affect the outcome of the election. Shareholders of the Company have no cumulative voting rights with respect to the election of directors.

Set forth below is information concerning the nominees for election and for the other directors whose terms of office will continue after the meeting.

We unanimously recommend that you vote “FOR” each of the nominees for director.

NOMINEES

Name	Age	Position with the Company	Director Since

CLASS II (Term Expiring 2020)

David B. Juran	52	Director	2010
Thomas P. Trutna	54	Director	2005
Todd B. Urness	63	Director	2005

CONTINUING DIRECTORS

Name	Age	Position with the Company	Director Since

CLASS III (Term Expiring 2021)

Jerry J. Baack	53	Chairman, Chief Executive Officer and President	2005
Lisa M. Brezonik	50	Director	2019
Jeffrey D. Shellberg	58	Director, Secretary, Executive Vice President and Chief Credit Officer	2005

CLASS I (Term Expiring 2022)

James S. Johnson	57	Director	2005
Douglas J. Parish	53	Director	2018
David J. Volk	43	Director	2017

All of our directors will hold office until the annual meeting of shareholders in the year indicated, or until their earlier death, resignation, removal or disqualification, or until their respective successors are duly elected and qualified. There are no arrangements or understandings with any of the nominees pursuant to which they have been selected as nominees or directors.

The business experience of each nominee and continuing director, as well as their qualifications to serve on the Board, is set forth below. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years. Other than as described below, no nominee, continuing director or executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.

Director Nominees

David B. Juran. Mr. Juran, a director of the Company and the Bank since 2010, is the Executive Vice President of Dougherty & Company LLC, a full-service investment bank and brokerage firm founded in 1997. He has been with his company since 2002 and is also a member of the Board of Directors of Dougherty Financial Group LLC, President of Dougherty Funding LLC, President of Dougherty Equipment Finance LLC, Chief Executive Officer of Dougherty Real Estate Advisors LLC and President and Chief Operating Officer of Dougherty Mortgage LLC. Dougherty Mortgage LLC specializes in financing market rate, affordable and senior housing throughout the United States. Prior to joining Dougherty & Company, Mr. Juran served as Senior Vice President of a regional investment banking firm for over 14 years. Mr. Juran serves on the board of several non-profits, including Summit Academy and Minnesota Attainable Housing. He received his B.S. from the University of St. Thomas and is fully licensed under NASD Series 7 and 63. His particular expertise in programs supporting the creation of multifamily housing, assisted living and affordable housing coupled with his knowledge of lending through HUD, GNMA and Fannie Mae provides the Board with insights into these unique market areas.

Thomas P. Trutna. Mr. Trutna has served on the Board of the Company and the Bank since 2005. He is the President and Founder of Trutna Enterprises, Inc. d/b/a BIG INK, a visual communications company that creates branded solutions for Fortune 1000 companies, an organization he has run since 1999. Prior to founding BIG INK, Mr. Trutna held marketing and business management positions at General Mills and Periscope, a Twin Cities advertising firm. Mr. Trutna serves as Past President of the Minnesota Chapter Entrepreneurs’ Organization and is a frequent guest lecturer for entrepreneurial classes and professional organizations across the Twin Cities. Mr. Trutna received his B.S. from Minnesota State University, Mankato. Another prominent business owner and long-standing resident of Minnesota, Mr. Trutna has significant ties to other local business leaders.

Todd B. Urness. Mr. Urness has served on the Board of the Company and the Bank since 2005. He is a shareholder at the law firm of Winthrop & Weinstine, P.A., a law firm located in Minneapolis, Minnesota. Mr. Urness has practiced with Winthrop & Weinstine since 1985 and has been a shareholder with the firm since 1988. He has served on the Board of Directors of Winthrop & Weinstine as well as its senior management and compensation committees since 1993. In addition, he is the practice leader for the law firm’s real estate group. He holds a B.A. from Gustavus Adolphus College and a J.D. from the University of Minnesota School of Law. In addition, Mr. Urness is a Certified Public Accountant and a member of the Minnesota Bar. Mr. Urness’ involvement in real estate also expands to the development and ownership of several local real estate projects, primarily multifamily housing.

Continuing Directors

Jerry J. Baack. As the principal founder of the Company and the Bank, Mr. Baack was responsible for all aspects of the Bank’s formation, including the initial capital raise, business plan, Board and management team structure and recruitment, charter and regulatory approval. He currently serves as our Chairman of the Board, Chief Executive Officer and President for the Company and the Bank, positions he has held since the Company was founded in 2005. As the chief visionary and strategist, Mr. Baack plays a vital role in business development and is instrumental in defining strategic initiatives and ascertaining new opportunities for growth. Mr. Baack drives all decisions regarding mergers and acquisitions, capital management and diversification. Prior to establishing the Bank in 2005, Mr. Baack held positions at Commerce Bank, First State Bank of Excelsior and Hampton Bank, all located in the State of Minnesota. He began his career as a bank examiner with the Federal Deposit Insurance Corporation (“FDIC”) in 1990, where he worked for over seven years. He has over 30 years of commercial banking and regulatory experience. As a result of the Bank’s continued success, Mr. Baack was recognized in The Minnesota 500 as one of the most powerful and influential leaders in Minnesota in 2019 and 2020 and in The Twin Cities Business magazine as one of the top 100 people to know in 2019. Additionally, Mr. Baack was awarded Banker of the Year by NorthWestern Financial Review  (nka BankBeat) in 2017 and was a nominee for the 2017 Entrepreneur of the Year award by Ernst & Young. Mr. Baack received his B.S. from Minnesota State University in 1989 and is an alumnus of the Graduate School of Banking at University of Colorado, Boulder.

Lisa M. Brezonik. Ms. Brezonik has served on the Board of the Company and the Bank since December 2019. She is the President of Salo, LLC, a leading staffing and consulting firm for finance, accounting and human resources in Minneapolis and Chicago. She has held this position since 2018. As an accomplished leader with over 25 years of experience, Ms. Brezonik brings expertise in talent acquisition, human resources and leadership development to the Company. She joined Salo, LLC in 2015 as Chief Administrative Officer and Chief Talent Officer and became Chief Operating Officer in 2017. Before joining Salo, LLC, Ms. Brezonik spent eight years as the owner and entrepreneur behind Brezonik Consulting, a Twin Cities executive coaching and organizational consulting firm. Prior to that, she held various human resources leadership roles at RBC Dain Rauscher, Integ Incorporated, and Room and Board, Inc. Ms. Brezonik holds a B.A. from the University of Minnesota. In addition to serving on the Board of the Company and the Bank, Ms. Brezonik currently serves as a board member for Hennepin Health Foundation.

Jeffrey D. Shellberg. Mr. Shellberg is a founder of the Company and has served on the Board of the Company and the Bank since its formation in 2005. Mr. Shellberg has worked in the regulatory and commercial banking industry for over 30 years. Mr. Shellberg has served as Secretary, Executive Vice President and Chief Credit Officer of the Company since 2013 and is responsible for all aspects of the Bank’s credit policies and risk management systems. Prior to 2013, Mr. Shellberg oversaw the lending division in addition to his responsibilities as Chief Credit Officer. He currently chairs the loan and appraisal committees and plays an integral role in credit actions on the Bank’s largest lending relationships. He serves as our primary contact with all regulatory agencies. Mr. Shellberg’s extensive experience in community banking includes strategic planning, policy formation, risk management, asset and liability management, as well as external/internal audit. Prior to joining the Bank, Mr. Shellberg was Senior Vice President of Klein Bank and began his banking career at the FDIC in 1985, where he worked for 15 years. He is a frequent guest panelist at commercial real estate forums across the Twin Cities. Mr. Shellberg received his B.S. from Iowa State University and is an alumnus of the Graduate School of Banking at Colorado, Boulder.

James S. Johnson. Mr. Johnson has served on the Board of the Company and the Bank since 2005. He and his wife, Jolynn, are owners of Flagship Marketing, Inc., a privately held company that owns franchises with Express Services, Inc., dba Express Employment Professionals, which delivers recruiting and staffing support and human resource services through a network of more than 800 franchise locations. Additionally, Mr. Johnson is currently a Regional Franchise Developer for Express Services, Inc. providing consulting services to regional owners and offices located in Minnesota, Iowa, Wisconsin, Illinois, and South Dakota. Since 1994, Mr. Johnson’s franchises in the Twin Cities have focused in both the commercial and professional staffing segments. Mr. Johnson previously served multiple terms on the board of directors for the Minnesota Recruiting and Staffing Association where he also served as President. Mr. Johnson has experience serving as a director on the boards of other organizations, including Gillette Children’s Specialty Healthcare, the Minneapolis Regional Chamber of Commerce, and the Bloomington Chamber of Commerce. Mr. Johnson received his B.A. and B.S. from Iowa State University. As a prominent business owner and long-standing talent acquisition professional, Mr. Johnson has significant ties to other local business leaders.

Douglas J. Parish. Mr. Parish has served on the Board of the Company and the Bank since 2018. As both a Certified Public Accountant and a Certified Internal Auditor, Mr. Parish is a financial expert with 30 years of diverse experience across a number of disciplines, including accounting, finance, audit, risk management, regulatory compliance and corporate governance. Mr. Parish retired in 2017 after serving as Senior Vice President and Chief Compliance Officer for Ameriprise Financial, Inc. since 2016 and prior to that served as Senior Vice President and Chief Audit Executive for Ameriprise. Recruited to Ameriprise in 2005 at the time of the company’s spin-off from American Express, he worked to build a world-class internal audit function for this Fortune 250 diversified financial services company. Prior to his tenure at Ameriprise, Mr. Parish was Vice President and Chief Internal Auditor at Ceridian Corporation and held numerous audit roles at Citigroup. Mr. Parish holds a B.A. from St. Olaf College and currently serves as a board member for several Twin Cities’ non-profit organizations,  including Children’s Theatre Company and Northern Star Council (Boy Scouts of America).

David J. Volk. Mr. Volk has served on the Board of the Company and the Bank since 2017. Mr. Volk is a principal at Castle Creek Capital®, an alternative asset management firm focused on the community banking industry, located in Rancho Santa Fe, California. He has been with Castle Creek Capital since 2005 and has led or supported investments in numerous recapitalization, distressed and growth situations. Prior to joining the firm, Mr. Volk worked as an associate with TW Associates Capital, Inc. after receiving his initial training at Ernst & Young. Mr. Volk currently serves as a director of multiple banking institutions, including Bank of Southern California, Bank of Idaho Holding Company and New Mexico First Financial. Mr. Volk holds a B.S. from Santa Clara University and an M.S. from the University of Virginia. Mr. Volk’s extensive financial institution experience based in strategic planning, operational improvements, acquisitions and capital financing brings a perspective on the opportunities and challenges facing banks nationwide.

The following table sets forth information as of the date of this proxy statement regarding our executive officers:

Name	Age	Position with the Company
Jerry J. Baack	53	Chairman, Chief Executive Officer and President
Jeffrey D. Shellberg	58	Secretary, Executive Vice President and Chief Credit Officer
Mary Jayne Crocker	58	Executive Vice President and Chief Operating Officer
Joe M. Chybowski	33	Chief Financial Officer
Mark E. Hokanson	45	Chief Technology Officer
Nick L. Place	35	Chief Lending Officer
Lisa M. Salazar	47	Chief Deposit Officer

The business and banking background and experience of each of our executive officers, other than Mr. Baack and Mr. Shellberg who also serve as directors, for at least the past five years is set forth below. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our current directors. There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was selected as an officer.

Mary Jayne Crocker. Ms. Crocker has been with the Bank since its founding in 2005 and has served as Executive Vice President and Chief Operating Officer of the Company since January of 2014. Prior to her role as Chief Operating Officer, Ms. Crocker was the Bank’s Senior Vice President, Communications, where she was instrumental in building awareness of the Bank’s brand, maintaining and developing deposit solutions and creating positive shareholder relationships. She is responsible for directing the implementation of all strategic initiatives and overseeing marketing, daily operations, technology and human resources. Prior to joining the Bank in 2005, Ms. Crocker held positions with Commerce Bank in Edina, Minnesota and began her financial career in brokerage at the Montreal Stock Exchange. Ms. Crocker has over 20 years of experience in the financial services industry. She led the integration of the acquisition of First National Bank of the Lakes in 2016. In 2013, Ms. Crocker was recognized as one of the Top Women in Finance in the Twin Cities by Finance & Commerce. Furthermore, she was honored as one of the Top Women in Business for 2017 by the Minneapolis/St. Paul Business Journal. Ms. Crocker is a member of the Women’s Leadership Council of the Minneapolis/St. Paul Business Journal and currently serves on the board of Habitat for Humanity of Minnesota and the Bank Holding Company Association. She received her B.C. from McMaster University in Ontario and is an alumna of The Institute of Certified Bankers.

Joe M. Chybowski. Mr. Chybowski joined the Company in 2013 as Controller, and in January of 2017, he was promoted to Chief Financial Officer. Mr. Chybowski manages all financial activities, including, but not limited to, accounting, regulatory reporting, liquidity management, investment strategies, insurance and capital development. Mr. Chybowski chairs the Bank’s Asset Liability Management Committee as well as its Investment Committee. Prior to joining the Bank, Mr. Chybowski worked for Performance Trust Capital Partners in Chicago from 2009 to 2013 advising financial institutions on investment portfolio strategy and asset/liability management. He currently serves on the board of People Serving People, Minnesota’s largest homeless shelter. Mr. Chybowski received his B.S. from North Park University in Chicago and is an alumnus of the Graduate School of Banking at Colorado, Boulder.

Mark E. Hokanson. Mr. Hokanson has been with the Company since August 2019, serving as Chief Technology Officer. Mr. Hokanson is responsible for driving the Bank’s technology strategy by developing innovative, robust and secure solutions that generate efficiencies across the organization. He leads a dynamic team of IT professionals and ensures the Bank’s technology roadmap is aligned with the Company’s goals and growth objectives. Mr. Hokanson has over 14 years of experience in the technology industry. Prior to joining the Bank, Mr. Hokanson was with Bremer Bank where he worked for 3 years as Vice President, Information Technology and prior to that served as Senior Director, Information

Technology at Fair Isaac Corporation (FICO). Mr. Hokanson holds a bachelor’s degree in Management Information Systems from Augsburg University and an MBA from the University of Minnesota Carlson School of Management.

Nick L. Place. Mr. Place has been with the Company since 2007, serving in various capacities and has served as Chief Lending Officer since 2015. Prior to his current position, Mr. Place was the Vice President of Commercial Lending and was responsible for the origination of commercial loans. As Chief Lending Officer, Mr. Place oversees the lending function within the Bank. Mr. Place is actively engaged in loan originations, primarily focusing on real estate lending in the Twin Cities. Mr. Place has been instrumental in strategically developing specialty loan products in response to market demands. Mr. Place is often a guest speaker on numerous commercial real estate panels throughout the Twin Cities. Prior to joining the Bank, he was employed at Ameriprise Financial. He started his career in banking at Wells Fargo. Mr. Place received his B.A. and B.S. from the University of St. Thomas and is an alumnus of the Graduate School of Banking at Colorado, Boulder.

Lisa M. Salazar. Ms. Salazar has been with the Company since 2018, serving as Chief Deposit Officer since September 2019.  Prior to her current position, Ms. Salazar was the Senior Vice President of Deposit Services and Emerging Products. Ms. Salazar is responsible for driving accountability and results through initiatives that deliver revenue growth, market share, new business opportunities and market penetration. She leads a team of deposit services professionals with a focus on providing an unconventional and highly client-centric experience. In addition to managing the deposit channel of the Bank, Ms. Salazar is responsible for leading the strategic direction of the Bank’s product offerings by maintaining awareness of industry trends to enhance the overall client experience. Ms. Salazar has over 28  years of experience in the financial services industry, focused primarily on all aspects of deposit and fee income generation for commercial banking. Prior to joining Bridgewater Bank, Mrs. Salazar was with TCF National Bank where she worked for 23 years, most recently working as National Sales Manager of Treasury, and First National Bank of North Dakota (nka Alerus Financial) where she worked for three years. She graduated from Minnesota State University Moorhead and holds her Certified Treasury Professional Certification.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

We currently have nine directors serving on our Board, a majority of whom we have determined to be “independent,” as that term is defined by the rules of The Nasdaq Stock Market LLC (“Nasdaq”). Our Board has evaluated the independence of its members based upon the rules of Nasdaq and the Securities and Exchange Commission (“SEC”). Applying these standards, and based on information provided by each director concerning his or her background, employment and affiliations, our Board has affirmatively determined that, with the exception of Mr. Baack and Mr. Shellberg, each of our current directors is an independent director, as defined under the applicable rules. The Board determined that Mr. Baack and Mr. Shellberg do not qualify as independent directors because they are executive officers of the Company and the Bank.

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of the Company, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full Board, with additional special meetings held from time to time. Our directors also discuss business and other matters with Mr. Baack, other key executives and our principal external advisers (legal counsel, auditors and other consultants) at times other than regularly scheduled meetings when appropriate.

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Our Board also may establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.

The current charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on the Company’s website at investors.bridgewaterbankmn.com under the “Investor Relations – Governance Documents” heading.

The Board held 13 regularly scheduled and special meetings during 2019. In 2020, the full Board intends to meet at least 10 times with special meetings held from time to time when necessary and through committee membership, which is discussed below. During 2019, all directors attended at least 75 percent of the aggregate of the total number of meetings of the Board and the total number of meetings held by the committees on which they served. Although we do not have a formal policy regarding director attendance at the annual meeting, we encourage and expect all of our directors to attend. Last year, all of the directors serving at that time were present at the annual meeting.

Audit Committee

Our Audit Committee currently consists of Douglas J. Parish (Chairman), James S. Johnson, and Thomas P. Trutna. Our Board has evaluated the independence of the members of our Audit Committee and has affirmatively determined that: (i) each of the members of our Audit Committee meets the definition of “independent director” under Nasdaq rules; (ii) each of the members satisfies the additional independence standards under Nasdaq rules and applicable SEC rules for audit committee service; and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, our Board has determined that Mr. Parish has the required financial sophistication due to his experience and background, which Nasdaq rules require at least one such Audit Committee member to have. Our Board has determined that Mr. Parish also qualifies as an “audit committee financial expert,” as that term is defined under applicable SEC rules. The Audit Committee met eight times in 2019.

Our Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The current charter of the Audit Committee is available on our website at investors.bridgewaterbankmn.com. As described in its charter, our Audit Committee has responsibility for, among other things:

•	selecting and reviewing the performance of our independent auditors and approving, in advance, all engagements and fee arrangements;
•	reviewing the independence of our independent auditors;

•	reviewing actions by management on recommendations of the independent auditors and internal auditors;
•	meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures;
•	reviewing our earnings releases and reports filed with the SEC;
•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports;
•	reviewing and approving transactions for potential conflicts of interest under the Company’s conflict of interest policy; and
•	handling such other matters that are specifically delegated to the Audit Committee by our Board from time to time.

Compensation Committee

Our Compensation Committee currently consists of David B. Juran (Chairman), Todd B. Urness and David J. Volk. Our Board has evaluated the independence of the members of our Compensation Committee and has affirmatively determined that all of the members of our Compensation Committee are “independent” under Nasdaq rules and also satisfy the additional independence standards under Nasdaq rules for compensation committee service. The Compensation Committee met five times in 2019.

Our Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The current charter of the Compensation Committee is available on our website at investors.bridgewaterbankmn.com. As described in its charter, our Compensation Committee has responsibility for, among other things:

•

reviewing, monitoring and approving our overall compensation structure, policies and programs (including benefit plans) and assessing whether the compensation structure establishes appropriate incentives for our executive officers and other employees and meets our corporate objectives;

•	determining the annual compensation of our Chief Executive Officer;
•	determining any stock ownership guidelines for the Chief Executive Officer and other executive officers and monitoring compliance with such guidelines;
•	overseeing the administration of our equity plans and other incentive compensation plans and programs and making recommendations to our Board relating to these matters when appropriate;
•	preparing the Compensation Committee report required by SEC rules to be included in our annual report; and
•	handling such other matters that are specifically delegated to the Compensation Committee by our Board from time to time.

Our Compensation Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion. Director compensation decisions are made by our Board, which includes two named executive officers.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Todd B. Urness (Chairman), Lisa M. Brezonik, James S. Johnson, David B. Juran, Douglas J. Parish, Thomas P. Trutna and David J. Volk. Our Board has evaluated the independence of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee is “independent” under Nasdaq rules. The Nominating and Corporate Governance Committee met three times in 2019.

Our Nominating and Corporate Governance Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The current charter of the Nominating and Corporate Governance Committee is available on our website at investors.bridgewaterbankmn.com. As described in its charter, our Nominating and Corporate Governance Committee has responsibility for, among other things:

•	recommending persons to be selected by our Board as nominees for election as directors or to fill any vacancies on our Board;
•	reviewing the composition of our Board as a whole and making recommendations;
•

reviewing the Board’s committee structure and composition and making recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairmen annually; and

•	reviewing annually the principles set forth in the corporate governance guidelines and recommending changes to the Board; and
•	handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our Board from time to time.

In carrying out its nominating functions, the Nominating and Corporate Governance Committee has developed qualification criteria to consider for all potential director nominees, including incumbent directors, Board nominees and shareholder nominees included in the proxy statement. The Nominating and Corporate Governance Committee will consider for nomination prospective director nominees who:

•	have the highest level of character and integrity;
•	have a current knowledge of the Company’s industry or other industries relevant to the Company’s business;
•	are capable of evaluating complex business issues and making sound judgments and constructively challenging management’s recommendations and actions;
•	are networked in the communities in which the Company does business;
•	have the ability and willingness to commit adequate time to Board and committee matters;
•	are capable of working in a collegial manner with persons of different educational, business and cultural backgrounds; and
•	contribute to the Board’s diversity of skills, backgrounds, and perspectives, including diversity with respect to race, gender, ethnicity, and areas of expertise.

The Nominating and Corporate Governance Committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and to determine whether they are “independent” in accordance with Nasdaq rules (to ensure that, at all times, at least a majority of our directors are independent).

Prior to nominating an existing director for re-election to the Board, the Nominating and Corporate Governance Committee will also consider the director’s attendance at, participation in, and contributions to Board and committee activities.

The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for board membership proposed by shareholders that are supported by adequate information about the candidates’ qualifications and will evaluate such candidates in the same manner as other candidates identified by or submitted to the Nominating and Corporate Governance Committee.

Board Leadership Structure

Our Board does not have a formal policy requiring the separation of the roles of Chairman of the Board and Chief Executive Officer. It is our directors’ view that rather than having a rigid policy, the Board, with the advice and assistance of the Nominating and Corporate Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Since our formation, the positions of Chairman and Chief Executive Officer have been combined and held by Mr. Baack. We believe this Board leadership structure is the most appropriate because of the efficiencies achieved in having the role of Chairman and Chief Executive Officer combined, and because the detailed knowledge of our day-to-day operations and business that the Chief Executive Officer possesses greatly enhances the decision-making processes of the Board as a whole. As noted above, Mr. Baack is not currently considered to be “independent” according to Nasdaq rules.

Independent Director Sessions

We currently do not have a separate lead independent director. Consistent with Nasdaq listing requirements, the independent directors regularly meet without the non‑independent directors present. In 2019,  the independent directors held two independent sessions.

Board’s Role in Risk Oversight

Our Board believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our Board, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our Board assuming a different and important role in overseeing the management of the risks we face.

Our full Board oversees our enterprise-wide risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. Our full Board also reviews and oversees policies and practices established by management to identify, assess, measure and manage key risks we face, including the risk appetite metrics developed by management. The Audit Committee of our Board is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting). The Compensation Committee of our Board has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally. In particular, our Compensation Committee reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The Nominating and Corporate Governance Committee of our Board oversees risks associated with the independence of our Board and potential conflicts of interest.

Our strategic leadership team is responsible for implementing and reporting to our Board regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. Our strategic leadership team is also responsible for creating and recommending to our Board for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

The role of our Board in risk oversight is consistent with our leadership structure, with the members of our strategic leadership team having responsibility for assessing and managing our risk exposure, and our Board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Compensation Committee Interlocks and Insider Participation

During 2019, David B. Juran, Todd B. Urness and David J. Volk served on our Compensation Committee. None of the members of our Compensation Committee will be or has been an officer or employee of the Company. None of our executive officers serves or has served as a member of the board, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Our branch in Greenwood, Minnesota, is leased by the Bank from Bridgewater Properties Greenwood, LLC (“Greenwood”), an entity owned in part by Mr. Juran and Mr. Urness, members of the Compensation Committee,  each of whom own a 12.5% membership interest in Greenwood. The current lease expires on August 1, 2021, and the Bank has two, five year renewal options that will permit the Bank to extend the lease through August 1, 2026 and August 1, 2031, respectively. The total amount of rent payable by the Bank to Greenwood during the remaining current term of the lease is approximately $416 thousand (inclusive of base rent, estimated real estate taxes and estimated operating costs). The total amount of rent paid by the Bank to Greenwood during 2018 was approximately $258 thousand and the amount paid in 2019 was approximately $258 thousand (in both cases, inclusive of base rent, real estate taxes and operating costs). The Company and the Bank believe the terms of this lease are consistent with the terms for similar properties that could be received in arm’s-length negotiations with third parties.

In 2018, 2019 and prior years, the Company purchased loan participation interests from Dougherty & Company LLC and its affiliates (Dougherty) and purchased an interest in a syndicated loan originated by Dougherty.  Mr. Juran, chair of the Compensation Committee, is an executive officer of and owns more than ten percent of Dougherty.  For each of the loans, Dougherty acts as the servicer of the loans. Pursuant to servicing and participation agreements for each of the loans, in lieu of a direct payment of a servicing fee by the Company to Dougherty, the loans have pass-through rates which are between 15 basis points and 125 basis points lower than the loan’s contractual rate.  Servicing fees are negotiated on a loan by loan basis.  In 2018, the servicing fees to Dougherty did not exceed $120 thousand and in 2019, the servicing fees to Dougherty were approximately $193 thousand.    Additionally, the Company purchased a number of municipal bonds in 2019 for which Dougherty acted as broker and received commissions of approximately  $17 thousand.

On October 25, 2018, the Company entered into Exchange Agreements (the “Exchange Agreements”) with Castle Creek Capital Partners V, LP (“Castle Creek”), EJF Sidecar Fund, Series LLC – Series E and Endeavour Regional Bank Opportunities Fund II LP (collectively, the “Investors”), providing for the exchange of a total of 2,823,542 shares of the Company’s non-voting common stock, par value $0.01 per share, for 2,823,542 shares of the Company’s common stock, par value $0.01 per share. The non-voting common stock was originally issued to the Investors in private placement transactions that were completed in 2015 and 2016, and was issued to enable the equity ownership of the Investors to comply with applicable banking laws and regulations. The Exchange Agreements contain customary representations, warranties and covenants made by each of the Investors and the Company. A member of the Company’s Compensation Committee, David J. Volk, is a principal at Castle Creek Capital V LLC, which is the sole general partner of Castle Creek.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow and is available on our website at investors.bridgewaterbankmn.com. In accordance with SEC rules, we intend to disclose on the “Investor Relations” section of our website any amendments to the code, or any waivers of its requirements, that apply to our executive officers to the extent such disclosure is required.

Director Compensation

The following table sets forth information regarding 2019 compensation for each of our non-employee directors. None of the directors receives any compensation or other payment in connection with his or her service as a director other than compensation received by the Company as set forth below.

	Fees Earned
	or Paid in	All Other
Name	Cash	Compensation		Total
Lisa M. Brezonik(1)	$7,000	$—		$7,000
James S. Johnson(2)	80,000	—		80,000
David B. Juran(3)	80,000	—		80,000
Douglas J. Parish(4)	80,000	—		80,000
Thomas P. Trutna(5)	80,000	—		80,000
Todd B. Urness(6)	80,000	—		80,000
David J. Volk(7)	80,000	12,000	(8)	92,000

(1)	At December 31, 2019, Ms. Brezonik did not hold any vested or unvested stock or option awards. Ms. Brezonik began as a director in December of 2019.
(2)	At December 31, 2019, Mr. Johnson held 40,000 vested stock options.
(3)	At December 31, 2019, Mr. Juran held 40,000 vested stock options.
(4)	At December 31, 2019, Mr. Parish did not hold any vested or unvested stock or option awards.
(5)	At December 31, 2019, Mr. Trutna held 40,000 vested stock options.
(6)	At December 31, 2019, Mr. Urness held 40,000 vested stock options.
(7)

At December 31, 2019, Mr. Volk did not hold any vested or unvested stock or option awards.  All fees were paid in the name of Castle Creek Advisors IV LLC, an affiliate of Castle Creek Capital Partners V, LP (“Castle Creek”) that provides management services to Castle Creek pursuant to a management agreement, on behalf of David Volk in his capacity as a member of the Board.

(8)	This amount reflects a travel stipend paid to Castle Creek Advisors IV LLC for Mr. Volk to attend board and committee meetings.

Director fees for 2019 were paid as a quarterly retainer of $20,000 for service on the boards of directors and committees of the Company and the Bank in lieu of fees based on the number of meetings attended. Pursuant to a separate arrangement with Castle Creek Advisors IV LLC, the Company has agreed to provide Castle Creek Advisors IV LLC with a quarterly travel stipend of $3,000 for Mr. Volk to attend board and committee meetings.

Commencing January 1, 2020, half of the quarterly retainer paid to non-employee directors will be paid in cash, and half will be paid in fully vested stock awards under the Bridgewater Bancshares, Inc. 2019 Equity Incentive Plan (the “2019 Equity Plan”) described more fully below.  Also commencing January 1, 2020, the Company will pay an additional quarterly cash retainer of $5,000 to the Chairman of the Audit Committee.

In 2018, the Compensation Committee retained an independent compensation consultant, F.W. Cook, to provide a summary of market compensation and pay levels to non-employee directors, key findings, and preliminary recommendations with respect to the compensation of our executive officers and non-employee directors as compared to those of our peers. Based on its analysis, F.W. Cook recommended an increase in the retainer paid to non-employee directors and recommended that a portion of the retainer be paid in stock awards.  The Compensation Committee considered the analysis provided by F.W. Cook in making its decision to approve and recommend to the Board to approve the amount and nature of the retainer paid to non-employee directors.

Shareholder Communications with the Board

Shareholders may contact our Board by contacting Jerry J. Baack, Chairman, Chief Executive Officer and President, Bridgewater Bancshares, Inc. at 3800 American Boulevard West, Suite 100, Bloomington, Minnesota 55431 or (952) 893‑6868.

SHAREHOLDER PROPOSALS

The matters to be considered and brought before any annual or special meeting of our shareholders shall be limited to only those matters as shall be brought properly before such meeting in compliance with the procedures set forth in our Amended and Restated Bylaws. For proposals to be brought by a shareholder of the Company and voted upon at an annual meeting, including with respect to the nomination of a director, the shareholder must deliver written notice of the proposal to our secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. However, if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (such period being, referred to herein as an “Other Meeting Date Period” and an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the shareholder’s notice shall be given by the later of the close of business on (1) the date 90 days prior to such Other Meeting Date or (2) the 10th day following the date such Other Meeting Date is first publicly announced or disclosed. In the event that the number of directors to be elected to the Board is increased and either all of the nominees for director or the size of the increased Board is not publicly announced or disclosed by us at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our secretary at our principal executive office not later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board is publicly announced or disclosed. Any shareholder’s notice to the secretary must include, among other things set forth in our Amended and Restated Bylaws: (a) a brief description and the text of the proposal desired to be brought before the meeting and the reasons why the such shareholder favors the proposal; (b) the name and address of the shareholder proposing such business; (c) the number of shares of our common stock or other equity or debt securities beneficially owned by such shareholder on the date of such shareholder’s notice; and (d) any financial or other interest of such shareholder in the proposal.  Shareholders should refer to the full text of our advance notice provisions contained in Article II, Section 12 of our Amended and Restated Bylaws.

Written notice of shareholder proposals to be brought at our 2021 annual meeting of shareholders in accordance with the above procedures must be delivered to our secretary no earlier than December 29, 2020 and no later than January 28, 2021, unless the 2021 Annual Meeting is scheduled during an Other Meeting Date Period, in which case the notice delivery requirements will be as set forth above with respect to meetings with Other Meeting Dates.

In lieu of the foregoing notice procedures, shareholders seeking to submit a proposal for inclusion in our proxy statement for the 2021 annual meeting of shareholders must follow the procedures and meet the other requirements outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and we must receive such proposal at our principal executive office on or before November 18, 2020.

Any proposals, notices or nominations must be sent to the attention of our corporate secretary at Bridgewater Bancshares, Inc., 3800 American Boulevard West, Suite 100, Bloomington, Minnesota 55431. A copy of our Amended and Restated Bylaws, which we included as an exhibit to our Form S-1/A filed with the SEC on March 5, 2018, can be accessed through the SEC’s website at www.sec.gov.

EXECUTIVE COMPENSATION

As an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”), which generally require us to report the executive compensation of our principal executive officer and our two other most highly compensated executive officers, which are referred to as our “named executive officers.”

The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation program to maintain a competitive total compensation package. As such, the compensation program in the future could vary from our historical practices. Our named executive officers for 2019, which consist of our principal executive officer, and the Company’s two other most highly compensated executive officers, were:

•	Jerry J. Baack, Chairman of the Board, Chief Executive Officer and President;
•	Mary Jayne Crocker, Executive Vice President and Chief Operating Officer; and
•	Jeffrey D. Shellberg, Executive Vice President and Chief Credit Officer.

Summary Compensation Table

The following table sets forth information regarding the compensation paid to, awarded to, or earned by each of our named executive officers for our fiscal years ended December 31, 2019 and 2018.

Summary Compensation Table

						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	Earnings(3)	Compensation(4)	Total
Jerry J. Baack	2019	$575,000	$480,000	$248,064	$232,631	$94,021	$32,596	$1,662,312
Chairman of the Board, Chief Executive Officer and President	2018	526,250	480,000	—	—	59,394	272,286	1,337,930
Mary Jayne Crocker	2019	375,000	250,000	129,200	96,631	46,064	29,920	926,815
Executive Vice President and Chief Operating Officer	2018	350,000	250,000	—	—	26,556	154,335	780,891
Jeffrey D. Shellberg	2019	350,000	233,333	120,582	89,473	45,184	29,920	868,492
Executive Vice President and Chief Credit Officer	2018	337,500	233,333	—	—	27,560	151,294	749,687

(1)

The amounts set forth in the “Stock Awards” column reflect the aggregate grant date fair value of stock awards granted for the year ended December 31, 2019 in accordance with FASB ASC Topic 718 based on a share price of $12.92 as of the date of the grant which was December 6, 2019. The Stock Awards are subject to a four-year ratable vesting schedule.

(2)

The amounts set forth in the “Option Awards” column reflect the aggregate grant date fair value of option awards granted for the year ended December 31, 2019 in accordance with FASB ASC Topic 718 based on a share price of $12.92 as of December 6, 2019. The assumptions used in calculating the grant date fair value of the option awards are set forth in note 17 to our consolidated financial statements as of and for the years ended December 31, 2019 and 2018. The Option Awards are subject to a four-year ratable vesting schedule.

(3)

Amounts reflect above-market earnings on accounts under the Deferred Incentive Plan which are credited with interest annually at a rate equal to the return on average equity of the Bank for the immediately preceding calendar year.

(4)	“All Other Compensation” for the named executive officers during the 2019 fiscal year is summarized below.

			Company
			401 (k) Plan	Total “All Other
Name	Year	Perquisites(i)	Contribution(ii)	Compensation”
Jerry J. Baack	2019	$12,996	$19,600	$32,596
Mary Jayne Crocker	2019	10,320	19,600	29,920
Jeffrey D. Shellberg	2019	10,320	19,600	29,920

(i)

Amounts reflect automobile allowances and the portion of health and dental insurance premiums paid for by the Company in excess of what is paid for employees generally. No named executive officers used the Mayo Clinic benefit described below in 2019.

(ii)	Amounts reflect Company matching and profit sharing contributions under the 401(k) Plan.

General

We compensate our named executive officers through a combination of base salary, annual bonus, equity awards, earnings credited under our Deferred Incentive Plan, and other benefits including perquisites. Our Board believes the executive compensation packages that we provide to our executives, including the named executive officers, should include both cash and equity compensation that reward performance as measured against established corporate and individual goals. Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our named executive officers.

In 2018, the Compensation Committee retained an independent compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”), to provide a summary of market compensation and pay levels to non-employee directors, key findings, and preliminary recommendations with respect to the compensation of our executive officers and non-employee directors as compared to those of our peers. Based on its analysis, F.W. Cook recommended increases to the base salary of each of our executive officers and provided proposed base salary ranges and recommended an increase to the annual retainer of non-employee directors, each commensurate with our high performance compared to our peers. The Compensation Committee considered the analysis provided by F.W. Cook in making its decision to issue discretionary annual bonuses to each of the Company’s named executive officers and to approve and recommend that the Board issue incentive stock options and restricted stock to the Company’s named executive officers, each effective December 6, 2019.

Base Salary

Our Compensation Committee reviews and approves base salaries of our named executive officers and relied on the recommendations of F.W. Cook and survey data from industry resources in setting the base salary for each of our named executive officers. Salary levels are typically reviewed annually as part of our performance review process and upon a promotion or other change in job responsibility.

Annual Bonus

All of our named executive officers are eligible to receive an annual bonus payment at the discretion of the Compensation Committee. Annual bonus awards are intended to recognize and reward those named executive officers who contribute meaningfully to our performance for the year. In 2019 and prior years, the Compensation Committee has typically considered Company, Bank and individual performance factors in its determination of the amount of the annual bonus awards granted to each named executive officer.

Deferred Incentive Plan

The Compensation Committee may award each named executive officer a discretionary contribution to the Deferred Incentive Plan, described in more detail below, based on Company and individual performance for each calendar year. To encourage retention, amounts contributed to the Deferred Incentive Plan are subject to forfeiture contingent on the named executive officer’s continued employment.

Equity Awards

All of our named executive officers are eligible to receive grants of equity awards including incentive and non-statutory stock options, restricted stock, and restricted stock units at the discretion of Compensation Committee or the Board. Stock options, restricted stock awards, and restricted stock units may be granted under the 2019 Equity Plan described more fully below. Stock options may be issued from the Bridgewater Bancshares, Inc. 2017 Combined Incentive and Non-Statutory Stock Option Plan (the “2017 Stock Option Plan”) described more fully below. The 2019 Equity Plan and the 2017 Stock Option Plan allow the Compensation Committee or the Board to grant equity awards under the plan and to establish the terms and conditions of the awards, subject to the plan terms. Previously, the Board has granted stock options from the 2012 Stock Option Plan and the 2005 Stock Option Plan, each described in more detail below.

Benefits and Other Perquisites

The named executive officers are eligible to participate in the same benefit plans designed for all of our full-time employees, including medical, dental, disability, group and life, accidental death and travel accident insurance coverage. We also provide our employees, including our named executive officers, with various retirement benefits. Our retirement plans are designed to assist our employees in planning for retirement and securing appropriate levels of income during retirement. The purpose of our retirement plans is to attract and retain quality employees by offering benefit plans similar to those typically offered by our competitors.

Bridgewater Bank 401(k) Safe Harbor Plan.   The Bridgewater Bank 401(k) Safe Harbor Plan, or the 401(k) Plan, is designed to provide retirement benefits to all eligible full-time and part-time employees of the Company and the Bank. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Named executive officers, all of whom were eligible during 2019, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer 0% to 100% of their compensation to the 401(k) Plan up to the applicable IRS limit. We currently match 100% of employee contributions on the first 4% of employee compensation. The matching contribution is contributed in the form of cash and is invested according to the employee’s current investment allocation. We also made a discretionary profit sharing contribution equal to 3% of employee compensation to the 401(k) Plan for each of 2019 and 2018.

Health and Welfare Benefits.   Our named executive officers are eligible to participate in our standard health and welfare benefits program, which offers medical, dental, life, accident, and disability coverage to all of our eligible employees. We do not provide the named executive officers with any health and welfare benefits that are not generally available to our other employees, except for the Mayo Clinic physical exam program described below, however, the Company pays a greater portion of health and dental insurance premiums for our named executive officers than for employees generally.

Perquisites.   We provide our named executive officers with certain perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Based on this periodic review, perquisites are awarded or adjusted on an individual basis. The perquisites received by our named executive officers in 2019 included an automobile allowance and health and dental insurance premiums partially paid for by the Company. Additionally, our named executive officers are eligible to obtain a biannual executive physical exam at the Mayo Clinic in Rochester, Minnesota at the named executive officer’s option and the Company’s expense. Commencing in 2020, the Company will provide the named executive officers a health club family membership reimbursement program.

Employment Agreements

We entered into employment agreements with each of our named executive officers as of October 1, 2017. The agreements generally describe the position and duties of each of the named executive officers, provide for a specified term of employment, describe base salary and other benefits and perquisites to which each executive officer is entitled, set forth the duties and obligations of each party in the event of a termination of employment prior to expiration of the employment term and provide us with a measure of protection by obligating the named executive officers to abide by the terms of restrictive covenants during the terms of their employment and thereafter for a specified period of time.

Our employment agreements with the named executive officers each provide for an initial term of three years, with an automatic renewal for additional one-year periods commencing on the third anniversary of the effective date and each anniversary thereafter, unless either party provides written notice of non-renewal ninety days prior to the renewal date. In the event that a change in control occurs during the employment period, each employment agreement will remain in effect for a two year period following the change in control and then terminate.

The employment agreements provide for an annual base salary of $500,000, $325,000 and $325,000 for each of Mr. Baack, Ms. Crocker and Mr. Shellberg, respectively, which shall be subject to review, and may be adjusted, on each anniversary of the effective date. Each of Mr. Baack, Ms. Crocker and Mr. Shellberg are entitled to a monthly automobile allowance of $850, $650 and $650, respectively. Our named executive officers are also each entitled to an executive physical exam at the Mayo Clinic in Rochester, Minnesota once every two years, at the named executive officer’s option and the Company’s expense. Additionally, each executive officer is entitled to participate in the Company’s paid time off, pension and welfare benefit plans as may be in effect from time to time.

Each named executive officer is subject to a non-competition provision within 25 miles of each banking or office location of the Company, the Bank and their affiliates, and a non-solicitation restriction with respect to customers and employees. The restrictive covenants apply during employment and for a period of 12 months following a termination of employment.

In the event a named executive officer’s employment is terminated other than for cause or a named executive officer resigns for good reason, he or she will be entitled to severance equal to 100% of his or her annual base salary generally payable in twelve equal monthly installments. If such termination occurs within six months prior to, or 24 months following, a change in control, each named executive officer will be entitled to a single lump-sum severance equal to 200% of the sum of his or her annual base salary plus his or her cash incentive bonus for the most recently completed fiscal year.

Upon a termination without cause or a resignation for good reason, to the extent the named executive officer elects COBRA coverage, each named executive officer will also be entitled to continued medical and dental coverage for the named executive officer and any dependents at active employee rates. Such coverage will be available for the applicable COBRA coverage period or until the named executive officer or any dependent becomes eligible for comparable coverage on a subsequent employer plan.

Our obligation to pay any severance under each of the employment agreements is conditioned on the execution by the named executive officer of a general release and waiver of any and all claims with respect to the named executive officer’s employment with the Company.

Bridgewater Bank Deferred Cash Incentive Plan

We maintain the Bridgewater Bank Deferred Cash Incentive Plan, or the Deferred Incentive Plan, for the benefit of certain key employees. The plan is intended to promote the growth and profitability of the Company and the Bank by providing key employees designated by the Compensation Committee with an incentive award to achieve corporate objectives, and by attracting and retaining individuals of outstanding competence.

Under the Deferred Incentive Plan, the Compensation Committee may make a discretionary contribution to the deferred incentive account of any employee designated as a participant in the plan based upon the participant’s performance for the calendar year. Contributions to the Deferred Incentive Plan vest on the fourth anniversary of the last day of the calendar year for which the contribution was made to the plan. Vesting is accelerated upon a change in control of the Company or the Bank, the participant’s death, or at the discretion of the Board, in each case provided that the participant has not previously incurred a separation from service.

Amounts credited to a participant’s deferred incentive account accrue interest at a rate equal to the Bank’s return on average equity for the immediately preceding calendar year. Distribution of any contributions to the Deferred Incentive Plan, including any interest thereon, will be made as a lump sum cash payment within 75 days following the date such amounts become vested. Any distributions from the Deferred Incentive Plan are subject to forfeiture or recoupment if the Board determines that the participant has engaged in fraud or willful misconduct that caused or otherwise contributed to a material restatement of the Bank’s financial results.

Equity Plans

Equity awards are currently made through the Company’s 2019 Equity Plan and 2017 Stock Option Plan. The Company also maintains the 2012 Stock Option Plan and the 2005 Stock Option Plan.

Bridgewater Bancshares, Inc. 2019 Equity Incentive Plan.   The 2019 Equity Plan was adopted by our Board on January 22, 2019 and became effective upon approval by our shareholders on April 23, 2019. The 2019 Equity Plan is designed to promote the Company’s long-term financial success by providing a means to attract, retain and reward individuals who can and do contribute to such success, and to further align their interests with those of the Company. The 2019 Equity Plan will continue in effect for so long as any awards remain outstanding under the plan, provided, however, that no awards may be granted under the plan after the tenth anniversary of the effective date. The types of awards which may be granted under the 2019 Equity Plan include incentive and non-qualified stock options, stock appreciation rights, stock awards, restricted stock units, restricted stock and cash incentive awards. The Company may grant these awards to its directors, officers, employees, and certain service providers for up to 1,000,000 shares of common stock (all of which may be granted as incentive stock options). As of December 31, 2019, there were 867,040 of unissued shares of the Company’s common stock authorized for grants under the 2019 Equity Plan. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the individuals receiving the awards. The 2019 Equity Plan allows for acceleration of vesting and exercise privileges of grants if a participant’s termination of employment is due to a change in control, death or total disability. If a participant’s job is terminated for cause, then all vested and unvested awards are forfeited at the date of termination. The maximum number of shares subject to awards granted during a single calendar year to any one director participant, together with any cash fees paid to such director during such calendar year, may not exceed a total of $400,000. The exercise price of each incentive stock option and non-qualified stock option award equals the fair market value of the Company’s stock on the date of the grant and an option’s maximum term is ten years. All outstanding awards have been granted with a vesting period of four years.

Bridgewater Bancshares, Inc. 2017 Combined Incentive and Non-Statutory Stock Option Plan.   The 2017 Stock Option Plan was adopted by our Board on March 28, 2017 and approved by our shareholders on April 24, 2017. The 2017 Stock Option Plan is designed to promote the growth and general prosperity of the Company by permitting the Company to grant option awards to consultants, employees, officers and directors that will assist the Company in its efforts to attract and retain the best available persons for positions of substantial responsibility and to provide such persons with an additional incentive to contribute to the future success of the Company and its affiliates. Pursuant to the 2017 Stock Option Plan, the Board may grant eligible persons incentive stock options and non-statutory stock options to purchase stock at an exercise price. The exercise price of an incentive stock option may not be less than the fair market value of Company common stock on the date the option is granted. The exercise price of an incentive stock option awarded to a 10% shareholder may not be less than 110% of the fair market value of the stock on the date the option is granted. Each stock option must be granted pursuant to an award agreement setting forth the terms and conditions of the individual award. Awards of incentive stock options may expire no later than 10 years from the date of grant (and no later than five years from the date of grant in the case of a 10% shareholder). Initially up to 1,500,000 shares of common stock were available for issuance under the plan. As of December 31, 2019, there were 310,600 shares available for issuance under the plan. The 2017 Stock Option Plan provides for acceleration of vesting and exercise privileges of outstanding option awards upon a change in control.

Bridgewater Bancshares, Inc. 2012 Combined Incentive and Non-Statutory Stock Option Plan.   The Company adopted the Bridgewater Bancshares, Inc. 2012 Combined Incentive and Non-Statutory Stock Option Plan, or the 2012 Stock Option Plan, effective March 27, 2012, subject to shareholder approval. Our shareholders approved the plan on April 24, 2012. Under the 2012 Stock Option Plan, we were permitted to grant awards to eligible persons in the form of incentive and non-statutory stock options. We had reserved up to 750,000 shares of common stock for issuance under the plan. After October 1, 2017, no shares remained available for grant under this plan. Any shares subject to options that are cancelled or expire prior to exercise become available for reissuance under the plan. Options that were granted under this plan will vest, become exercisable and contain such other terms and conditions as determined by the Board and set forth in individual agreements with the employees receiving the awards. The plan provides for acceleration of vesting and exercise privileges of outstanding options upon the occurrence of a change in control transaction.

Bridgewater Bancshares, Inc. 2005 Combined Incentive and Non-Statutory Stock Option Plan.   The Company adopted the Bridgewater Bancshares, Inc. 2005 Combined Incentive and Non-Statutory Stock Option Plan, or the 2005 Stock Option Plan, effective October 17, 2005. The 2005 Stock Option Plan was approved by shareholders on October 21, 2005. Under the 2005 Stock Option Plan, we were permitted to grant awards to eligible persons in the form of incentive and non-statutory stock options. We had reserved up to 1,000,000 shares of common stock for issuance under the plan. After January 1, 2014, no shares remained available for grant under this plan. Any shares subject to options that are cancelled or expire prior to exercise become available for reissuance under the plan; however, no new grants can be made from the plan after October 17, 2015. Options that were granted under this plan will vest, become exercisable and contain such other terms and conditions as determined by the Board and set forth in individual agreements with the employees receiving the awards. The plan provides for acceleration of vesting and exercise privileges of outstanding options upon the occurrence of a change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of equity awards outstanding as of December 31, 2019 for each of our named executive officers.

	Option Awards						Stock Awards
							Number of	Market Value of
	Number of Securities Underlying				Option		Shares or Units of	Shares or Units of
	Unexercised Options				Exercise		Stock That Have	Stock That Have
	Exercisable		Unexercisable		Price		Not Vested (3)	Not Vested (4)
Name	(#)		(#)		($)	Option Expiration Date	(#)	($)
Jerry J. Baack	100,000	(1)	—		$3.00	December 31, 2023
	60,000	(1)	90,000	(1)	7.47	September 30, 2027
	—		65,000	(2)	12.92	December 6, 2029
							19,200	$264,576
Mary Jayne Crocker	35,000	(1)	—		3.00	December 31, 2023
	60,000	(1)	90,000	(1)	7.47	September 30, 2027
	—		27,000	(2)	12.92	December 6, 2029
							10,000	137,800
Jeffrey D. Shellberg	75,000	(1)	—		3.00	December 31, 2023
	60,000	(1)	90,000	(1)	7.47	September 30, 2027
	—		25,000	(2)	12.92	December 6, 2029
							9,333	128,609

(1)

Option awards vest or vested in 20% increments on the first five anniversaries of the date of grant. All outstanding unvested options are accelerated and vest in full upon a change in control of the Company or in the event of the death of a named executive officer.

(2)

Option awards vest in 25% increments on the first four anniversaries of the date of grant. All outstanding unvested options are accelerated and vest in full upon a change in control of the Company or in the event of the death of a named executive officer.

(3)

Restricted stock awards vest in 25% increments on the first four anniversaries of the date of the grant.  All outstanding unvested restricted stock are accelerated and vest in full upon an involuntary termination or a termination by the named executive officer for good reason, in each case in connection with a change in control of the Company, or in the event of the death or disability of a named executive officer.

(4)	The value of the unvested restricted stock awards is based upon the closing stock price of $13.78 as of December 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 3, 2020, regarding the beneficial ownership of our common stock:

•	each shareholder known by us to beneficially own more than 5% of our outstanding common stock;
•	each of our directors and director nominees;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options currently exercisable or exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 28,945,324 shares of our common stock outstanding as of March 3, 2020.

Except as otherwise indicated, the address for each shareholder listed in the table below is: c/o Bridgewater Bancshares, Inc., 3800 American Boulevard West, Suite 100, Bloomington, Minnesota 55431.

	Amount and Nature of	Percent
Name	Beneficial Ownership	of Class

5% Shareholders
BlackRock, Inc.(1)	1,768,687	6.11%
Castle Creek Capital Partners V, LP(2)	2,263,582	7.82%
FMR LLC(3)	1,505,971	5.20%

Directors and Named Executive Officers
Jerry J. Baack(4)	1,265,904	4.35%
Lisa M. Brezonik	750	*
Mary Jayne Crocker(5)	214,981	*
James S. Johnson(6)	246,833	*
David B. Juran(7)	1,289,090	4.45%
Douglas J. Parish	10,000	*
Jeffrey D. Shellberg(8)	864,083	2.97%
Thomas P. Trutna(9)	222,478	*
Todd B. Urness(10)	1,116,882	3.85%
David J. Volk(11)	—	*
All directors and executive officers—as a group (14 persons)(12)	5,504,918	18.54%

* Indicates one percent or less.

(1)

Reflects shares beneficially owned by BlackRock, Inc. (“BlackRock”) as of December 31, 2019, according to a Form 13G filed by BlackRock with the SEC on February 7, 2020. Based solely on the Form 13G, BlackRock had sole voting power over 1,734,122 of the shares and sole dispositive power over all the shares. The address reported on the Form 13G is 55 East 52nd Street, New York, NY 10055.
(2)

Reflects shares beneficially owned by Castle Creek Capital Partners V, LP (“Castle Creek”) as of February  26, 2020. Castle Creek had shared voting power and shared dispositive power over all of the shares and Castle Creek Capital V LLC (“CCC V”) had shared voting power and shared dispositive power over all of the shares. CCC V disclaims beneficial ownership of the common stock owned by Castle Creek, except to the extent of its pecuniary interest therein. The address for Castle Creek is 6051 El Tordo, P.O. Box 1329, Rancho Santa Fe, CA 92067.

(3)

Reflects shares beneficially owned by FMR LLC (“FMR”) as of December 31, 2019, according to a Form 13G/A filed by FMR with the SEC on February 7, 2020. Based solely on the Form 13G/A, FMR had sole voting power and sole dispositive power over all the shares and Abigail P. Johnson had sole dispositive power over all the shares. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR, and she, together with members of her family may be deemed a controlling group with respect to FMR. The address reported on the Form 13G/A is 245 Summer Street, Boston, MA 02210.

(4)

Includes 160,000 shares of our common stock underlying options that are currently exercisable or are exercisable within 60 days of March 3, 2020. Excludes 155,000 shares of our common stock underlying options that are subject to vesting. Includes 19,200 shares of unvested restricted stock of which he has the right to vote. Includes 7,200 shares held by Mr. Baack as custodian for children. Includes 7,000 shares held jointly with Mr. Baack’s spouse. A total of 158,000 shares are pledged as security for indebtedness.

(5)

Includes 95,000 shares of our common stock underlying options that are currently exercisable or are exercisable within 60 days of March 3, 2020. Excludes 117,000 shares of our common stock underlying options that are subject to vesting. Includes 10,000 shares of unvested restricted stock of which she has the right to vote. Includes 25,000 shares held jointly with Ms. Crocker’s spouse and 5,000 shares held jointly with Ms. Crocker’s child.

(6)

Includes 40,000 shares of our common stock underlying options that are currently exercisable or are exercisable within 60 days of March 3, 2020. Includes 69,250 shares held by Mr. Johnson as co-trustee of the James S. Johnson Trust, dated May 28, 2015 and includes 76,750 shares held by Mr. Johnson as co-trustee of the Jolynn Johnson Trust dated May 28, 2015. Includes 10,417 shares held by Mr. Johnson’s spouse in an IRA.

(7)

Includes 40,000 shares of our common stock underlying options that are currently exercisable or are exercisable within 60 days of March 3, 2020.  Includes 86,775 shares held by Mr. Juran as co-trustee of a  marital trust dated June 18, 2002 and includes 10,725 shares held by Mr. Juran as co-trustee of a  residuary trust dated June 18, 2002. A total of 100,0000 shares are pledged as security for indebtedness.

(8)

Includes 135,000 shares of our common stock underlying options that are currently exercisable or are exercisable within 60 days of March 3, 2020. Excludes 115,000 shares of our common stock underlying options that are subject to vesting. Includes 9,333 shares of unvested restricted stock of which he has the right to vote. Includes 304,890 shares held by Mr. Shellberg as co-trustee of the Jeffrey D. Shellberg Trust under agreement dated October 1, 2014. A total of 90,000 shares are pledged as security for indebtedness.

(9)

Includes 40,000 shares of our common stock underlying options that are currently exercisable or are exercisable within 60 days of March 3, 2020. Includes 40,478 shares held jointly with Mr. Trutna’s spouse.

(10)

Includes 40,000 shares of our common stock underlying options that are currently exercisable or are exercisable within 60 days of March 3, 2020. A total of 290,000 shares are pledged as security for indebtedness.

(11)

Mr. Volk is a principal at Castle Creek Capital V LLC, which is the sole general partner of Castle Creek Capital Partners V, LP, which entity owns 2,263,582 shares of the Company’s common stock as of February 26, 2020. Mr. Volk disclaims beneficial ownership of such shares held by Castle Creek Capital Partners V, LP, except to the extent of his pecuniary interest therein.

(12)

Includes a total of 745,000 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 3, 2020. Excludes 698,000 shares of our common stock underlying options that are subject to vesting. Includes a total of 59,200 shares of unvested restricted stock of which such holder has the right to vote. A total of 648,000 shares are pledged as security for indebtedness.

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and with the exchange on which our shares of common stock are traded.  These persons are also required to furnish us with copies of all Section 16(a) forms they file.  We are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended December 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of transactions in the 2018 and 2019 fiscal year to which we have been a party in which the amount involved exceeded or will exceed $120 thousand, and in which any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Our branch in Greenwood, Minnesota, is leased by the Bank from Greenwood, an entity owned by certain of our executive officers and directors. Mr. Baack, our President, Chief Executive Officer and Chairman of the Board, and Mr. Shellberg, our Executive Vice President, Chief Credit Officer and Director are members and are on the board of governors of Greenwood, and Mr. Shellberg also serves as the chief manager of the entity. The following directors of the Company and the Bank are also members of Greenwood: Mr. Johnson, Mr. Juran, Mr. Trutna and Mr. Urness. Mr. Baack, Mr. Shellberg, Mr. Johnson, Mr. Juran, Mr. Trutna and Mr. Urness each own a 12.5% membership interest in Greenwood. The current lease expires on August 1, 2021, and the Bank has two, five year renewal options that will permit the Bank to extend the lease through August 1, 2026 and August 1, 2031, respectively. The total amount of rent payable by the Bank to Greenwood during the remaining current term of the lease is approximately $416 thousand (inclusive of base rent, estimated real estate taxes and estimated operating costs). The total amount of rent paid by the Bank to Greenwood during 2018 was approximately $258 thousand and the amount paid in 2019 was approximately $258 thousand (in both cases, inclusive of base rent, real estate taxes and operating costs). The Company and the Bank believe the terms of this lease are consistent with the terms for similar properties that could be received in arm’s-length negotiations with third parties.

In 2018,  2019 and prior years, the Company purchased loan participation interests from Dougherty, and purchased an interest in a syndicated loan originated by Dougherty.  Mr. Juran, a director in the Company, is an executive officer of and owns more than ten percent of Dougherty.  For each of the loans, Dougherty acts as the servicer of the loans. Pursuant to servicing and participation agreements for each of the loans, in lieu of a direct payment of a servicing fee by the Company to Dougherty, the loans have pass-through rates which are between 15 basis points and 125 basis points lower than the loan’s contractual rate.  Servicing fees are negotiated on a loan by loan basis.  In 2018, the servicing fees to Dougherty did not exceed $120 thousand and in 2019, the servicing fees to Dougherty were approximately $193 thousand.   Additionally, the Company purchased a number of municipal bonds in 2019 for which Dougherty acted as broker and received commissions of approximately  $17 thousand.

On October 25, 2018, the Company entered into Exchange Agreements with Castle Creek, EJF Sidecar Fund, Series LLC – Series E and Endeavour Regional Bank Opportunities Fund II LP (collectively, the “Investors”), providing for the exchange of a total of 2,823,542 shares of the Company’s non-voting common stock, par value $0.01 per share, for 2,823,542 shares of the Company’s common stock, par value $0.01 per share. The non-voting common stock was originally issued to the Investors in private placement transactions that were completed in 2015 and 2016, and was issued to enable the equity ownership of the Investors to comply with applicable banking laws and regulations. The Exchange Agreements contain customary representations, warranties and covenants made by each of the Investors and the Company. A member of the Company’s board of directors, David J. Volk, is a principal at Castle Creek Capital V LLC, which is the sole general partner of Castle Creek.

Ordinary Banking Relationships

Our directors, officers, certain of our beneficial owners of more than five percent of our common stock and their respective associates were customers of and had transactions with us in the past, and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to lend with these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the Bank’s board of directors in accordance with applicable bank regulatory requirements. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.

Policies and Procedures Regarding Related Party Transactions

Transactions by the Company or the Bank with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders).

Under applicable SEC and Nasdaq rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120 thousand and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, five percent shareholders and the immediate family members of these persons. Our Board has adopted a written policy governing the procedures for reviewing and approving related party transactions. Our Audit Committee, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Audit Committee for approval. In determining whether to approve a related party transaction, the Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2019. The information contained in this report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in such filing.

The Audit Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the Board that they be included in our Annual Report on Form 10‑K.  The committee is currently comprised of Mr. Johnson, Mr. Parish and Mr. Trutna.  All of the members have been determined to be “independent,” as defined by Nasdaq.

The Audit Committee has reviewed and discussed our audited financial statements for 2019 with our management and CliftonLarsonAllen LLP, our independent registered public accounting firm, with respect to the 2019 fiscal year. The committee has also discussed with CliftonLarsonAllen LLP the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) and received and discussed the written disclosures and the letter from CliftonLarsonAllen LLP required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with CliftonLarsonAllen LLP its independence.  Based on these reviews and discussions with management and CliftonLarsonAllen LLP, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10‑K for filing with the SEC.

This report is submitted on behalf of the current members of the Audit Committee:

James S. Johnson
Douglas J. Parish
Thomas P. Trutna

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF CLIFTONLARSONALLEN LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has reappointed CliftonLarsonAllen LLP, independent certified public accountants, as the Company’s independent registered public accounting firm for the year ending December 31, 2020.  Shareholders are being asked to ratify the appointment of CliftonLarsonAllen LLP as our independent registered public accounting firm for 2020.  If the appointment of CliftonLarsonAllen LLP is not ratified, the matter of the appointment of our independent registered public accounting firm will be considered by the Audit Committee.  Representatives of CliftonLarsonAllen LLP are expected to attend the meeting to respond to appropriate questions and to make a statement, if they so desire.

Shareholder Vote Necessary to Ratify the Appointment of CliftonLarsonAllen LLP as the Company’s Independent Registered Public Accounting Firm

Ratification of the appointment of CliftonLarsonAllen LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the voting power of all outstanding common stock of the Company present and entitled to vote thereon. Abstentions with respect to this proposal will have the effect of a vote against this proposal. Any “broker non-votes,” which occur when brokers are prohibited from exercising voting authority for beneficial owners who have not provided voting instructions or otherwise do not vote on the proposal will be disregarded and have no effect on the outcome of the vote.

Board Recommendation

We recommend that you vote “FOR” the ratification of the appointment of CliftonLarsonAllen LLP to serve as our independent registered public accounting firm for the year ending December 31, 2020.  Proxies properly signed and returned will be voted “FOR” this proposal unless you specify otherwise.

Accountant Fees

For the fiscal years ended December 31, 2019 and 2018, the Company incurred the following fees for professional services performed by CliftonLarsonAllen LLP:

	2019	2018
Audit Fees(1)	$234,968	$214,000
Audit-Related Fees(2)	11,000	—
All Other Fees(3)	10,452	6,254

(1)

Audit fees include fees for professional services performed by CliftonLarsonAllen LLP for (i) the audit of the Company’s consolidated annual financial statements, (ii) the review of the interim condensed consolidated financial statements included in quarterly reports on Form 10‑Q,  (iii) the services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, and (iv) other services that generally only the principal accountant can provide.

(2)

Audit-related fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”  These services may include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

(3)	All other fees include permitted advisory services.

The Audit Committee, after consideration of these matters, does not believe that the rendering of these services by CliftonLarsonAllen LLP is incompatible with maintaining their independence as our principal accountants.

Audit Committee Pre-Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm.  We have adopted a pre‑approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent registered public accounting firm.  As part of its pre‑approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the Security and Exchange Commission’s  rules on auditor independence.  In accordance with the pre‑approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by CliftonLarsonAllen LLP for up to twelve months from the date of the pre‑approval.  All of the services referred to above for 2019 were pre-approved by the Audit Committee.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 27, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. BRIDGEWATER BANCSHARES, INC. 3800 AMERICAN BOULEVARD WEST, SUITE 100 BLOOMINGTON, MINNESOTA 55431 During The Meeting - Go to www.virtualshareholdermeeting.com/BWB2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 27, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E94489-P31567 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. BRIDGEWATER BANCSHARES, INC. For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following Class II Directors: ! ! ! 1. Election of three Class II Directors Nominees: 01) David B. Juran 02) Thomas P. Trutna 03) Todd B. Urness For Against Abstain The Board of Directors recommends you vote FOR proposal 2: ! ! ! 2. Ratify the appointment of CliftonLarsonAllen LLP as our independent registered public accounting firm for the year ending December 31, 2020. NOTE: Transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No ! ! Please indicate if you plan to attend this meeting. Yes No ! ! HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at https://materials.proxyvote.com/108621 E94490-P31567 BRIDGEWATER BANCSHARES, INC. Annual Meeting of Shareholders April 28, 2020 2:00 p.m. This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Ben M. Klocke and Nick L. Place, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BRIDGEWATER BANCSHARES, INC. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 2:00 p.m., Central Time on April 28, 2020, at the virtual shareholder meeting, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side